Exhibit 99.1

Investor/Media Contacts

Thomas W. Schneider – President, CEO

Walter F. Rusnak – Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Completion of $20.8 Million Private Placement of Equity Capital

OSWEGO, N.Y. –– May 9, 2019 (GLOBE NEWSWIRE) –– Pathfinder Bancorp, Inc. (“Pathfinder” or the “Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced today that it has successfully closed a $20.8 million private placement of shares (“Shares”) of common stock and a newly issued series of convertible perpetual preferred stock (“Preferred Stock”) to local and institutional investors. The Shares were sold at $14.25 per share. An affiliate of Castle Creek Capital LLC (“Castle Creek”), a California-based private equity firm and a leading investor in the financial institutions sector, was the institutional investor in the offering. Accredited investors, members of the Board of Directors, and executive management of Pathfinder purchased $3.8 million of Pathfinder common stock in the transaction.

The Company intends to use the proceeds for general corporate purposes and to support future growth, which may include increased levels of lending activities and growing the branch network.

Thomas W. Schneider, President and Chief Executive Officer stated, “We are very pleased to announce the successful completion of our private placement. The new capital will be used to support organic growth opportunities in the communities we serve and enhance the value of our franchise.” Mr. Schneider added, “We are excited about the support of our local investors and the participation of Castle Creek Capital.”

Following the closing of the private placement, Castle Creek owns 9.9% of Pathfinder’s voting common stock and the entirety of a new class of non-voting Preferred Stock, which is convertible into voting and non-voting shares of Pathfinder common stock under certain circumstances. Castle Creek also received a warrant for 125,000 shares of Pathfinder voting common stock, exercisable at a price of $14.25 per share, in whole or in part and at any time or from time to time, during the next seven years. The exercise of such warrant remains subject to regulatory approval if Castle Creek’s ownership of Pathfinder’s voting common stock would exceed 9.9%.

PNC FIG Advisory served as the Company’s sole placement agent for the private offering. Luse Gorman, PC served as legal counsel for the Company. Pillar+Aught served as legal counsel to PNC FIG Advisory. Sidley Austin LLP served as legal counsel for Castle Creek.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ Capital Market; symbol: PBHC). The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. At March 31, 2019, the Company and subsidiaries had total consolidated assets of $975.1 million, total deposits of $805.5 million and shareholders’ equity of $66.4 million.

Additional Information

The common stock, preferred stock and the warrant were offered and sold in a private transaction and such securities have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state. Such securities may not be offered or sold absent registration under applicable securities laws or an applicable exemption from such registration. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statement

This release may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products, and services.